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                         EXECUTIVE FINANCIAL COUNSELING
                                  PLAN SUMMARY



The purpose of this plan is to aid senior executives in developing and implementing a personal financial plan for accumulation, management, and use of financial resources during their life and the efficient distribution of those assets after death.

Executives participating in the long-term incentive program will be eligible for the Executive Financial Counseling program. The Company will offer eligible executives (with the exception of the CEO) a "pool" of $15,000 to pay the cost of a formal financial/estate plan. The chief executive officer's "pool" amount will be determined and approved by the Management Compensation & Organization Committee of the Board of Directors. This "pool" can be used from the time the individual is granted performance awards under the long-term incentive program until their retirement. The individual pool amount (limited to $15,000 for participants other than the CEO) can be used for the initial plan, any updates, revisions, and other changes. As participants access financial/estate planning services, the fees are deducted from the pool balance.

Eligible associates may select their provider from those previously approved (AYCO, Wachovia Bank, Arthur Andersen, and KPMG Peat Marwick) or as may be approved in addition from time to time by the Management Compensation & Organization Committee of the Board.

Cost of services up to plan limits will be treated as imputed income to the executive using the plan and reported on the associate's W-2 statement.